- 14 -

                           SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                              (Amendment No.   )

Filed  by  Registrant  [X]
Filed  by  a  Party  other  than  the  Registrant  [    ]
Check  the  appropriate  box:
[X]          Preliminary  Proxy  Statement
[     ]     Confidential, for Use of the Commission Only (as permitted by Rule
14a-6(e)(2))
[      ]          Definitive  Proxy  Statement
[      ]          Definitive  Additional  Materials
[   ]     Soliciting Material Pursuant to Paragraph 240.14a-11(c) or Paragraph
240.14a-12
                    GENERAL  ACCEPTANCE  CORPORATION
                      (Name  of  Registrant  as  Specified  In  Its  Charter)


            (Name  of  Person(s)  Filing  Proxy  Statement  if  other than the
Registrant)
Payment  of  Filing  Fee  (Check  the  appropriate  box):
[X]          No  fee  required.
[     ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.
1)          Title  of  each  class of securities to which transaction applies:

2)          Aggregate  number  of  securities  to  which  transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)          Proposed  maximum  aggregate  value  of  transaction:

5)          Total  fee  paid:

[      ]          Fee  paid  previously  with  preliminary  materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)          Amount  Previously  Paid:

2)          Form,  Schedule  or  Registration  Statement  No.:

3)          Filing  Party:

4)          Date  Filed:

COMMENTCOMMENTDOCUMENT  -  8  1/2  X  11"       GENERAL ACCEPTANCE CORPORATION
                               1025 ACUFF ROAD
                          BLOOMINGTON, INDIANA 47404
     NOTICE  OF  1997  ANNUAL  MEETING  OF  SHAREHOLDERS
     TO  BE  HELD  JULY  8,  1997





     The 1997 Annual Meeting of Shareholders of General Acceptance Corporation (the "Company") will be held at the Holiday Inn, 1710 Kinser Pike,
Bloomington, Indiana, on July 8, 1997, at 1:00 p.m. local time for the following purposes:

1.          To  elect  two directors, each to serve for a term of three years;

2. To ratify the selection by the Board of Directors of Ernst & Young LLP as certified public accountants for the Company for the fiscal year ending December 31, 1997; and

3.           To consider and act upon a proposal to grant conversion rights to
the     holders of $13.25 million of subordinated notes issued by the Company;
   and

4.             To transact such other business as may properly come before the
meeting        or  any  adjournment  thereof.

     Holders of common shares of record at the close of business on April 28, 1997 are entitled to notice of and to vote at the Annual Meeting.

     By  Order  of  the  Board  of  Directors



     Richard  J.  Corey,  Secretary







June  16,  1997
Bloomington,  Indiana


YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN, AND MAIL PROMPTLY THE ENCLOSED PROXY. A RETURN ENVELOPE HAS BEEN PROVIDED FOR THIS PURPOSE.

                        GENERAL ACCEPTANCE CORPORATION
                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JULY 8, 1997

GENERAL  INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of General Acceptance Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held at 1:00 p.m. local time, on July 8, 1997, and at any adjournment thereof.
 The meeting will be held at the Holiday Inn, Bloomington, Indiana. This proxy statement and the accompanying form of proxy were first mailed to shareholders on or about June 15, 1997.

     A shareholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by written notice to the Secretary of the Company. The signing of a proxy does not preclude a shareholder from attending the meeting in person. All proxies returned prior to the meeting will be voted in accordance with the instructions contained therein. Any proxy  not  specifying  to  the  contrary  will  be  voted  according  to  the
recommendation  of  the  Board  of  Directors  on  that  proposal.    That
recommendation is shown for each proposal on the proxy card. For the reasons stated in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR each of the two persons nominated to serve as a Director, FOR ratification of the selection of Ernst & Young LLP, as certified public accountants for the Company and FOR granting conversion rights to the holders of $13.25 million of subordinated debt issued by the Company.

The Board of Directors knows of no other matters which are to be presented at the meeting. However, if any other matters are properly presented for action, the proxies named on the proxy card will be authorized by your proxy to vote on them in their discretion.

     As of the close of business on April 28, 1997, the record date for the Annual Meeting, there were outstanding and entitled to vote 6,022,000 common shares of the Company and the closing price on the NASDAQ National Market System was $4.00 per share. Each outstanding common share is entitled to one vote. The Company has no other voting securities. Shareholders do not have cumulative voting rights.

     A copy of the annual report of the Company including audited financial statements and a description of operations for the fiscal year ended December 31, 1996, accompanies this proxy statement. The financial statements contained  in  that  report  are  not  incorporated  by  reference  herein.

     All expenses in connection with solicitation of proxies will be borne by the Company. The Company will provide copies of this proxy statement, the accompanying form of proxy and the annual report to brokers, dealers, banks and voting trustees, and their nominees, for mailing to beneficial owners and, upon request therefor, will reimburse such record holders for their reasonable expenses in forwarding solicitation material. The Company expects to solicit proxies primarily by mail, but directors, officers and regular employees of the Company may also solicit in person or by telephone.

     On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of common stock held. Under Indiana law and the Company's Amended and Restated Articles of Incorporation and By-Laws, if a quorum exists at the meeting, the two nominees for Directors who receive the greatest number of votes cast in the election of Directors will be elected. Ernst & Young LLP will be ratified as the Company's certified public accountants for the fiscal year ending December 31, 1997 and the granting of conversion rights to holders of $13.25 million of subordinated debentures issued by the Company will be approved if holders of a majority of the shares represented in person or by proxy at the meeting vote in favor of the proposals.

     Shareholders may abstain from voting for one or more of the nominees for Director, may abstain from ratifying Ernst & Young LLP as the Company's certified public accountants for the fiscal year ending December 31, 1997 and may abstain from approving the granting of conversion rights to holders of $13.25 million of subordinated debentures issued by the Company. Abstention from voting for a nominee for Director will be disregarded in determining the two nominees for Director who receive the greatest number of votes cast. Abstention from voting on ratifying Ernst & Young LLP as the Company's certified public accountants for the fiscal year ending December 31, 1997 and abstaining from approving the granting of conversion rights to holders of $13.25 million of subordinated debentures issued by the Company will have the same effect as a vote against the proposal, since holders of a majority of the shares represented at the meeting must vote in favor of each such proposal for it to be approved.

     Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries will generally have discretion to vote their customer's shares in the election of Directors, the ratification of Ernst & Young LLP as the Company's certified public accountants, and the approval of the granting of conversion rights. If a brokerage firm or other intermediary does not vote for a nominee for Director, this non-vote will be disregarded in determining the two nominees for Director who receive the greatest number of votes cast. Abstention from voting on the proposal to ratify Ernst & Young LLP as the Company's certified public accountants and approving the granting of conversion rights will have the same effect as a vote against the proposal, since holders of a majority of shares represented at the meeting must vote in favor or each such proposal for it to be approved.

     If you execute a proxy, you may revoke it by taking one of the following three actions: (i) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices prior to the meeting; (ii) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices prior to the meeting; or (iii) by personally attending and voting at the meeting.

     Any eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement prepared in connection with the Company's 1998 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company's principal executive offices, no later than December 31, 1997. A shareholder must have been a record or beneficial owner of at least one percent of the Company's outstanding common stock, or shares of Common Stock having a market value of at least $1,000, for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

The mailing address of the principal offices of the Company is 1025 Acuff Road, Bloomington, Indiana, 47404.

SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT

     The following table sets forth as of April 28, 1997, certain information regarding beneficial ownership of the Company's common stock by: (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding common stock; (ii) each director of the Company;
(iii) the Chief Executive Officer and each executive officer named in the Summary Compensation Table ("Named Executive Officer"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated in the notes to the table, each beneficial owner possesses sole voting and investment power with respect to the shares indicated.



                                                                   NUMBER OF SHARES            PERCENT OF CLASS
                                                                   ----------------            -----------------
Principal Shareholders
------------------------------------------------------------
Malvin L. Algood                                              (6)         1,124,000       (1)              18.6%
Russell E. Algood                                             (6)         1,068,000  (11) (2)              17.7%
John G. Algood                                                (8)           956,000                        15.9%
Shirley A. Cook                                               (9)           966,000                        16.0%

Directors and Executive Officers
------------------------------------------------------------
Malvin L. Algood                                                          1,124,000       (1)              18.6%
Russell E. Algood                                                         1,068,000       (2)              17.7%
Martin C. Bozarth                                                             4,500      (10)                 *
Rollin M. Dick                                                              139,334   (3) (4)               2.3%
Eugene L. Henderson                                                          15,334       (3)                 *
Donald E. Brown                                                              23,334       (7)                 *
James J. Larkin                                                                 -0-                           *

All directors and executive officers as a group (10 persons)

                                                                          2,392,002       (5)              39.2%

     *              Less  than  1%.

(1)          Includes 24,000 shares subject to immediately exercisable options granted pursuant to the Company's
Employee  Stock  Option  Plan.
(2)          Includes 18,000 shares subject to immediately exercisable options granted pursuant to the Company's
Employee  Stock  Option  Plan.
(3)          Includes 13,334 shares subject to immediately exercisable options granted pursuant to the Company's
Outside  Director  Stock  Option  Plan.
(4)      Includes 30,000 shares owned directly by the Rollin M. Dick Grantor Retained Annuity Trust of which Mr.
Dick  is  co-trustee.
(5)          Includes  in  the aggregate 85,102 shares which may be acquired within 60 days upon the exercise of outstanding  stock  options  held  by  non-employee  directors  and  executive  officers.
(6)          The  business  address  for these principal shareholders is 1025 Acuff Road, Bloomington, IN 47404.
(7)          Includes  8,334 shares subject to immediately exercisable options granted pursuant to the Company's
Outside  Director  Stock  Option  Plan.
(8)          John  G.  Algood's  address  is  1805  Isleworth  Court,  Oldsmar,  Florida  34677.
(9)          Shirley  A.  Cook's  address  is  12455  Silver  Bay  Circle,  Indianapolis,  Indiana  46236.
(10)          Includes 2,000 shares subject to immediately exercisable options granted pursuant to the Company's
Employee  Stock  Option  Plan.
(11)        Includes 9,000 shares owned directly by several irrevocable trusts for the benefit of Mr. Russell E.
Algood's  children.

                          1.  ELECTION OF DIRECTORS
NOMINEES

     The Amended and Restated Articles of Incorporation (the "Articles") of the Company provide for not less than three (3) nor more than fifteen (15) directors, divided into three classes as equal in number as possible, each of whom is to be elected for a three-year term. The terms of the following two incumbent directors will expire at the annual meeting: Malvin L. Algood and Donald E. Brown. The Board of Directors has nominated Malvin L. Algood and
Donald  E.  Brown  for  reelection  to  an  additional  three-year  term each.

The Articles provide that in the event of a vacancy on the Board, the remaining directors shall fill the director vacancy on the Board, which director shall hold office for a term expiring at the Annual Meeting of Shareholders at which the term of the class to which they had been elected expires. Pursuant to the Securities Purchase Agreement with Conseco (as defined herein), the Company expanded its Board of Directors to six members. On April 10, 1997, the Board of Directors elected James J. Larkin to serve as director of the Company with a term of office expiring in 1998, thereby filling the vacant position on the board.

     Unless authority to vote for such nominees is withheld, the accompanying proxy will be voted FOR the election of Malvin L. Algood and Donald E. Brown. However, the person designated as proxy reserves the right to cast votes for another person designated by the Board of Directors in the event any nominee is unable or unwilling to serve. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve. Proxies will not be voted for more than two nominees assuming the presence of a quorum. Those nominees receiving the most votes will be elected to the Board of Directors.

The  Board of Directors recommends a vote "FOR" the nominees named in proposal
1.

The following table sets forth information with respect to each nominee for election to the Board of Directors, and with respect to each director whose term of office will continue.



                          Age  Position Held With The Company         Served as Director Since  Term of Office Expires


Name
INSIDE DIRECTORS
------------------------
     Malvin L. Algood      67  Chief Executive Officer                                    1988                    1997
     Russell E. Algood     40  President and Chief Operating Officer                      1988                    1998

OUTSIDE DIRECTORS
------------------------
     Eugene L. Henderson   71  Director                                                   1994                    1999
     Donald E. Brown       41  Director                                                   1996                    1997

CONSECO DIRECTORS
------------------------
     Rollin M. Dick        65  Director                                                   1994                    1999
     James J. Larkin       43  Director                                                   1997                    1998




BUSINESS  EXPERIENCE  OF  DIRECTORS

     Malvin L. Algood, the Chairman and Chief Executive Officer, is a co-founder and has been a Director of the Company since it was formed in 1988.
 Mr. Algood began his career in the automobile finance industry in 1952. From 1962 until 1980, he worked at General Finance Corporation in a number of capacities, last serving as Vice President and General Manager of the Automobile Finance Division. In this position he managed a network of 38 consumer finance offices, which purchased contracts from automobile dealers located in ten midwestern and southeastern states. From 1980 through 1991, Mr. Algood's primary business activity was the management of as many as five automobile dealerships, in eight locations, owned in whole or substantial part by Mr. Algood and Russell E. Algood. Mr. Algood continues to participate in certain material business decisions with respect to one of these dealerships, but no longer participates in the day-to-day management of this enterprise. Mr. Algood is the father of Russell E. Algood.

     Russell E. Algood, the President and Chief Operating Officer, is a co-founder and has been a Director and the Chief Operating Officer of the Company since it was formed in 1988. He was appointed President of the Company in 1996. From 1976 through 1991, Mr. Algood's primary business activity was management of as many as five automobile dealerships, in eight locations, owned in whole or substantial part by Mr. Algood and Malvin L. Algood. Mr. Algood continues to participate in certain material business decisions with respect to one of these dealerships, but no longer participates in the day-to-day management of this enterprise. Mr. Algood is the son of Malvin L. Algood.

     Rollin M. Dick has been a Director since April 1994. Mr. Dick has been the Executive Vice President and Chief Financial Officer of Conseco, Inc. since 1986 and of its affiliated insurance companies, Bankers Life Holding Corporation since January 1996 and American Life Group, Inc. and its wholly owned subsidiary, American Life Holding Corporation, since September 1994, and is an officer of numerous affiliates of both companies. Prior to 1986, Mr. Dick was a partner with Coopers & Lybrand, an international public accounting firm. Mr. Dick is currently a director of Conseco, Inc., Bankers Life Holding Corporation, American Life Group, Inc., American Life Holding Corporation, and Brightpoint, Inc.

     Eugene L. Henderson has been a Director since April 1994. Mr. Henderson is an attorney and has been a senior partner with Henderson, Daily, Withrow & DeVoe, a law firm located in Indianapolis, Indiana, since 1965. Mr. Henderson's law firm has performed and may in the future perform services for the Company.

     Donald E. Brown is Chief Executive Officer of Interactive Intelligence, Inc., a company he founded in 1994. Prior to that date he served as Chief Executive Officer of Software Artistry, Inc., founded in 1988. In 1982 Dr. Brown co-founded Dealership Programming, Inc., a company specializing in
computer  software  for  automobile  sales  finance  companies.    Dealership
Programming,  Inc.  was  sold  to  AFR,  Inc.  in  1986.

James J. Larkin is currently a Vice President of Conseco Services, LLC. Since 1991, he has served as an officer of various insurance companies affiliated with Conseco, Inc. Prior to 1991, Mr. Larkin was a partner with Ernst & Young LLP, an international public accounting firm.


FAMILY  RELATIONSHIPS

     Malvin L. Algood, Chairman and Chief Executive Officer, is the father of Russell E. Algood, President and Chief Operating Officer and of principal shareholders John G. Algood and Shirley A. Cook.


COMMITTEES  AND  MEETINGS  OF  THE  BOARD  OF  DIRECTORS

     The Board of Directors has established two Committees, a Compensation Committee and an Audit Committee. The Compensation Committee is composed of Eugene L. Henderson, Donald E. Brown and Rollin M. Dick. Mr. Henderson is the
Chairman  of  the  Compensation  Committee.    The  responsibilities  of  the
Compensation Committee include making recommendations to the Board of Directors with respect to: compensation arrangements for the executive officers of the Company; policies relating to salaries and job descriptions; insurance programs; and benefit programs of the Company, including its retirement plans. The Compensation Committee administers the Employee Stock
Option  Plan.    The  Compensation  Committee  met  four  times  in  1996.

The  Audit  Committee,  also  comprised of Rollin M. Dick, Donald E. Brown and
Eugene L. Henderson, reviews with the auditors the scope of the audit work performed, any questions arising in the course of such work and inquires as to other pertinent matters such as internal accounting controls, financial reporting, security and personnel staffing. Mr. Dick is the Chairman of the Audit Committee. The audit committee met five times in 1996.

The  Board  of  Directors  has  no  nominating  committee.

     The Board of Directors met four times during fiscal year 1996. No Director (except Donald E. Brown, who was appointed in April 1996) attended fewer than 75% of the meetings of the Board of Directors or of any committee of the Board of Directors of which he was a member.



COMPENSATION  OF  DIRECTORS

     In 1996, members of the Board of Directors who are not employees of the Company received $500 for each meeting of the Board of Directors or committee thereof attended. Rollin M. Dick and Eugene L. Henderson each earned $5,500 in 1996 for their services. Donald E. Brown earned $1,500 in 1996 for his services. Members of the Board of Directors who are employees of the Company receive no separate remuneration for their service as directors.

Under the terms of the Outside Director Stock Option Plan (the "Outside Director Plan"), each non-employee director was, upon effectiveness of the Outside Director Plan, automatically granted an option to purchase 5,000 shares and will be automatically eligible for an additional grant of options to purchase 5,000 shares upon each anniversary of the effectiveness of the Outside Director Plan. The options are generally exercisable in 1/3 increments on the date of grant and each of the first two anniversaries thereof and expire in ten years.

Effective April 10, 1997, Rollin M. Dick and James J. Larkin will cease receiving compensation from the Company either in the form of director's fees or stock options. Otherwise, the same compensation plan will be in effect for 1997.

     During the year ended December 31, 1996, Mr. Dick, Mr. Henderson and Dr. Brown each received 5,000 options to purchase shares of common stock pursuant to the Outside Director Plan.



COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

     The Compensation Committee is comprised of Eugene L. Henderson, Donald E. Brown and Rollin M. Dick. Neither Mr. Henderson, Dr. Brown nor Mr. Dick is serving at this time, nor have they previously served, as an officer of the Company, and none of the Company's executive officers serve as directors of, or in any compensation-related capacity for, companies with which members of the Compensation Committee are affiliated.


EXECUTIVE  COMPENSATION

Executive  Officer  Compensation

     The following table sets forth certain information with respect to the dollar value for services rendered in all capacities of the Company for the Named Executive Officers of the Company for the fiscal year ended December 31, 1996. No other executive officer of the Company received compensation in an amount greater than or equal to $100,000 for the fiscal year ended December 31, 1996.


SUMMARY  COMPENSATION
TABLE  ANNUAL  COMPENSATION


NAME AND PRINCIPAL POSITION               YEAR  SALARY            BONUS     OTHER  ANNUAL COMPEN-    STOCK OPTIONS GRANTED
                                                                            SATION (1)
                                                                            -----------------------
Malvin L. Algood                          1996  $250,000 250,000  $      0  $                 5,688               48,000(3)
Chairman and Chief Executive Officer      1995           150,000         0                    4,012                 36,000
                                          1994                           0                    1,549                      0

Russell E. Algood                         1996           200,000         0                    4,777               80,000(3)
President and Chief Operating Officer     1995           150,000         0                    4,489                 30,000
                                          1994           113,332         0                    2,306                      0

Martin C. Bozarth                         1996           100,000   25,0000                    5,804               20,000(3)
Chief Financial Officer (hired 12/11/95)  1995             3,486         0                        0                      0
                                          1994                 0                                  0                      0





NAME AND PRINCIPAL POSITION               ALL OTHER COMPEN-
                                          SATION
                                          -------------------
Malvin L. Algood                          $          9,591(2)
Chairman and Chief Executive Officer                 9,591(2)
                                                     9,591(2)

Russell E. Algood                                          0
President and Chief Operating Officer                      0
                                                           0

Martin C. Bozarth                                          0
Chief Financial Officer (hired 12/11/95)                   0
                                                           0




(1)          These  amounts  represent  the value of Company-provided life insurance and the use of Company-owned vehicles.
(2)     Represents the value of payments by the Company for life insurance coverage, under which Mr. Algood's spouse is the beneficiary.  This  policy  had been assigned to GE Capital as security for the Company's indebtedness to GE Capital during
1994  and  1995.
(3)     All options newly granted on January 2, 1996, were subsequently exchanged for a like amount of new options on April
4,  1996,  with  vesting  to restart with the new date of issue.  Malvin L. Algood, Russell E. Algood and Martin C. Bozarth
received  a net of 24,000, 40,000 and 10,000 options during 1996, respectively.  See "Election of Directors - Report of the
Compensation  Committee".


     Malvin  L.  Algood  agreed  to  reduce  his  salary  effective  January  1,  1997  to  $125,000  per  year.

Stock  Options

     The following table shows the options granted to the Named Executive Officers of the Company in 1996. The value of shares subject to options first exercisable by Russell E. Algood in 1997 and 1998 will exceed the $100,000 limitation for qualifying as an incentive stock option ("ISO") under Section 422 of the Internal Revenue Code of 1986, as amended. As a result, Russell E. Algood shall be deemed to have been granted (a) an ISO as to such number of shares as would equal a value of $100,000 in 1997 and 1998, the exercise price of which shall be 110% of the fair market value of the options on the date of grant and the exercise period of which shall be five years and (b) a nonqualified stock option as to all other shares, the exercise price of which shall be 100% of the fair market value on the date of grant and the exercise period of which shall be ten years.


                            OPTION GRANTS IN 1996

Individual Grants     Potential Realizable Value at Assumed Annual Rates of
Stock  Price  Appreciation  for  Option  Term  (1)
               EXERCISE  PRICE  (%  OF  MARKET  PRICE  OF  $7.50  PER  SHARE)
     NUMBER  OF   SHARES UNDERLYING OPTIONS GRANTED (2)     % OF TOTAL OPTIONS
GRANTED  TO  EMPLOYEES  IN  1996

                    EXPIRATION  DATE  (FROM  DATE  OF  GRANT)
NAME  AND  PRINCIPAL  POSITION
                                                  5.0%          10.0%
Malvin  L.  Algood
Chairman  and  Chief  Executive  Officer
     48,000          17.3%       100.0%     10 years     $113,201     $286,874

Russell  E.  Algood
President and Chief Operating Officer     32,000          100.0%     10 years
   75,467          191,249
     48,000                    110.0%          5 years     31,731     91,892
       80,000          28.9%
Martin  C.  Bozarth
Chief Financial Officer     20,000     7.2%     100.0%     10 years     47,167
    119,531
(1) Calculated by applying share prices assumed at 5.0% and 10.0% appreciation through the expiration date, less value of outstanding shares at the issue date with a market price of $7.50. The annual appreciation rates set by the Securities and Exchange Commission are for illustrative purposes, and therefore, are not intended to forecast future financial performance or possible future appreciation, if any, in the market price of the Company's common shares. Actual gains, if any, on stock options exercised will depend on the future performance of the common shares and the date on which options are exercised. This computation is based on the net options issued during
1996.    See  Footnote  Number  2.

(2) All options newly granted on January 2, 1996, were subsequently exchanged for a like amount of new options on April 4, 1996, with vesting to restart with the new date of issue. Malvin L. Algood, Russell E. Algood and Martin C. Bozarth each received a net of 24,000, 40,000 and 10,000 options during 1996, respectively. See "Election of Directors - Report of the Compensation Committee".

     The following table sets forth the number of unexercised options held as of December 31, 1996, by each of the Company's Named Executive Officers and the related values of such options on that date. The value of unexercised options on December 31, 1996 is based upon the market value on that date of $3.25 per common share.

                                            1996 YEAR END OPTION VALUES


                                     Value of Unexercised In-the-Money Options as of
                                                    December 31, 1996
                                                           ($)
                   Number of Shares
                   ----------------

Name               Exercisable       Unexercisable                                     Exercisable   Unexercisable
                   ----------------  ------------------------------------------------  ------------  --------------
Malvin L. Algood             12,000                                            48,000  $          0  $            0
Russell E. Algood            10,000                                            60,000             0               0
Martin C. Bozarth                 0                                            10,000             0               0


     No options were exercised by the Company's Named Executive Officers in the fiscal year ended December 31, 1996.



EMPLOYMENT  AGREEMENTS

     Malvin L. Algood and Russell E. Algood have employment agreements (the "Employment Agreements") with the Company. The Employment Agreements fix each officer's base compensation, provide for an annual 3.5% bonus of the consolidated net income before taxes and bonuses of the Company in excess of $5 million and provide for the granting of stock options to each officer. The Employment Agreements also provide each officer with a company car and certain other fringe benefits provided to the Company's other executive officers. The Employment Agreements have a term expiring on April 11, 1999, subject to an automatic twelve-month extension unless the Company elects not to extend such Employment Agreements. Absent fraud, willful breach of the Employment Agreement or other willful misconduct on the part of each officer, in the event the Company terminates an officer's employment, such officer is entitled to severance pay equal to such officer's base salary at the time of termination through the term of each Employment Agreement's covenant not to compete (April 11, 1999 or April 11, 2000 if the Employment Agreement has been extended). The Company would be obligated to pay the following amounts (assuming no changes in current salaries) to the following individuals in the event of termination: Malvin L. Algood, $250,000; Russell E. Algood, $400,000 plus applicable bonuses. The Employment Agreements currently provide for an annual salary for Malvin L. Algood and Russell E. Algood of $125,000 and $200,000, respectively.

REPORT  OF  THE  COMPENSATION  AND  STOCK  OPTION  COMMITTEE

     The Compensation Committee of the Board of Directors has responsibility for the Company's executive compensation program. The Committee is comprised solely of non-employee directors. The Committee is chaired by Eugene L. Henderson. The other Committee members are Rollin M. Dick and Donald E. Brown. The following report is submitted by the members of the Compensation Committee.

     *                    *                    *

The Company's executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. The Company's compensation philosophy is to ensure that the delivery of compensation, both in the short- and long-term, is consistent with the sustained progress, growth and profitability of the Company and acts as an inducement to attract and retain qualified individuals.
 This program seeks to enhance the profitability of the Company, and thereby enhance shareholder value, by linking the financial interests of the Company's executives with those of its long-term shareholders.

The Company's executive compensation program is comprised of the following fundamental three elements:

 * a base salary that is determined by individual contributions and sustained performance within an established competitive salary range. Pay for performance recognizes the achievement of financial goals, accomplishment of corporate and functional objectives, and performance of individual business units of the Company.

 * an annual cash bonus that is directly tied to corporate performance measures.

* stock option grants which focus executives on managing the Company from the perspective  of  an  owner  with  an  equity  position  in  the business.

     Base Salary. The salary, and any periodic increase thereof, of officers was and is determined by the Board of Directors based on recommendations made by the Chief Executive Officer and the President and Chief Operating Officer, and approved by the Compensation Committee. The compensation of the Chief Executive Officer and the President and Chief Operating Officer is determined by the employment agreements outlined above.

     The Company, in establishing base salaries, levels of incidental and/or supplemental compensation, and incentive compensation programs for its officers and key executives, will assess periodic compensation surveys and published data covering the non-prime automobile sales financing industry and the financial services industry in general. The level of base salary compensation for officers and key executives is determined by both their scope and responsibility and the established salary ranges for officers and key executives of the Company. Periodic increases in base salary are dependent on the executive's proficiency of performance in the individual's position for a given period, and on the executive's competency, skill and experience.

     Bonus Program. The bonus compensation program for the Company's officers is subject to annual review by the Compensation Committee and requires annual approval of the Board of Directors.

     Under the bonus plan for 1996, executive officers were eligible to receive a cash bonus based upon achievement of certain returns on average stockholders equity (AROAE@) for the period from January 1, 1996 through December 31, 1996. No cash bonuses were paid under this plan for fiscal year 1996, because target returns were not met.

     The bonus plan for 1997 has been finalized by the Compensation Committee and the Board of Directors and is based on a percentage of income before taxes and bonuses, but only after a minimum net income before bonus and taxes for the Company of $3.0 million for some participants and $5.0 million for others.
 Only  certain  officers  of  the  Company  participate  in  the  bonus  plan.

Stock Option Plan. The Company's Employee Stock Option Plan is intended to align executive interest with the long-term interests of shareholders by linking executive compensation with enhancement of shareholder value. In addition, the program motivates executives to improve long-term stock market performance by allowing them to develop and maintain a significant long-term equity ownership position in the Company's common shares.

Report of the Compensation Committee on Repricing of Options. In April 1996, the Compensation Committee considered the options held by the Company's executive officers and employees and the fact that the broad decline in the price of the common stock of the Company had resulted in the stock options granted on January 2, 1996, pursuant to the Company's Employee Stock Option Plan to have an exercise price well above the recent trading price for the Common Stock. The Committee was advised that management believed increasing turnover was partly due to the Company's total compensation package for long-term employees, which included substantial options with exercise prices well above the current trading price, and that the compensation package was less attractive than compensation offered by other companies in the same geographic location, because options granted to new hires at other companies would be granted at current trading prices, providing more opportunity for appreciation than the Company's options.

     The Committee believes that (i) the Company's success in the future will depend in large part on its ability to retain a number of its highly skilled technical, managerial and marketing personnel, (ii) competition for such personnel is intense, (iii) the loss of key employees could have a significant adverse impact on the Company's business, and (iv) it is important and cost-effective to provide equity incentives to employees and executive officers of the Company to improve the Company's performance and the value of the Company for its shareholders. The Committee considered granting new options to existing employees at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to shareholders. The Committee also recognized that an exchange of existing options with exercise prices higher than fair market value for options at fair market value would provide additional incentive to employees because of the increased potential for appreciation. On balance, considering all of these factors, the Committee determined it to be in the best interest of the Company and its shareholders to restore the incentive for employees and executive officers to remain with the Company and to exert their maximum efforts on behalf of the Company by granting replacement stock options under its Employee Stock Option Plan for those options granted on January 2, 1996 with restarted vesting.

     Accordingly, in April 1996 the Committee and the Board of Directors approved a resolution to exchange the options granted on January 2, 1996 for options with an exercise price equal to the current trading price, with vesting commencing on the date of the exchange. All exchanged options will terminate no later than ten (10) years from the date of exchange, except for 24,000 options issued to Russell E. Algood which qualify as ISO's and as such will terminate no later than five (5) years from the date of exchange. Accordingly, optionees who participated in the exchange received a lower exercise price in exchange for their exchanged options.

     The offer to exchange options on April 4, 1996 was applicable to options previously granted on January 2, 1996. A total of 127,250 options with an exercise price of $15.00 per share were exchanged for an equal number of shares at an exercise price of $7.50 per share, which was the closing price of the Company's stock on April 4, 1996, except that due to their status as an ISO, 24,000 of the options originally issued to Russell E. Algood with an exercise price of $16.50 per share were reissued with an exercise price of $8.25 per share.


                                 TEN YEAR OPTION REPRICING TABLE



Name               Date    Number of Options Repriced  Market Price of Stock at Time of Repricing
                   ------  --------------------------  -------------------------------------------
Malvin L. Algood   4/4/96                      24,000  $                                      7.50
Russell E. Algood  4/4/96                      16,000                                         7.50
Russell E. Algood  4/4/96                      24,000                                         7.50
Martin C. Bozarth  4/4/96                      10,000                                         7.50



Name               Exercise Price at Time of Repricing   New Exercise Price   Remaining Option Term at Date of Repricing
                   ------------------------------------  -------------------  ------------------------------------------
Malvin L. Algood   $                              15.00  $              7.50                               9 yrs. 9 mos.
Russell E. Algood                                 15.00                 7.50                               9 yrs. 9 mos.
Russell E. Algood                                 16.50                 8.25                               4 yrs. 9 mos.
Martin C. Bozarth                                 15.00                 7.50                               9 yrs. 9 mos.






                   SUBMITTED BY THE COMPENSATION COMMITTEE

                                                  Mr.  Eugene  L.  Henderson

                                             Mr.  Rollin  M.  Dick

                                             Dr.  Donald  E.  Brown

STOCK  PERFORMANCE  GRAPH

     The following chart compares the percentage change in the cumulative total shareholder return on the Company's common shares with the cumulative total return of the NASDAQ market composite (U.S. Companies) and the NASDAQ Financial Stocks Index for the period April 6, 1995, the date of the initial public offering of the Company's common shares, to December 31, 1996. The comparison assumes that $100 was invested on April 6, 1995 in the Company's common shares and in each of the foregoing indices and assumes reinvestment of dividends.


                COMPARISON OF CUMULATIVE TOTAL RETURN (1) (2)


                         4/6/95  12/31/95  12/31/95
                         ------  --------  --------
NASDAQ                   100.00    130.40    160.43
NASDAQ Financial Stocks  100.00    130.42    167.21
GAC                      100.00     91.20     19.12


(1)        Prior to April 6, 1995, the Company's Common Stock was not publicly
traded.    Comparative data are provided only for the period since that date.
This graph is not "soliciting material", is not deemed filed with the Securities and Exchange Commission, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any filing.
(2) The stock price performance shown in the graph is not necessarily indicative of future price performance. Information used for this graph was obtained from the Monetary Values for CRSP Total Return Indexes published by the NASDAQ Stock Market, a source believed to be reliable, but the Company is not responsible for any error or omission in such information.







CERTAIN  TRANSACTIONS

     The Company, in the ordinary course of business, purchases contracts receivable from automobile dealerships controlled by Malvin L. Algood and Russell E. Algood. Total cash disbursed to these dealerships for the purchase of contracts was approximately $788,000, $576,000 and $1,079,000 in 1996, 1995
and 1994, respectively. The Company has also purchased automobiles from these automobile dealerships. These purchases totaled approximately $115,000, $272,000 and $323,000 for 1996, 1995 and 1994, respectively.

Certain stockholders and relatives have made working capital loans to the Company. Interest paid to these stockholders and relatives pursuant to these notes payable amounted to approximately $34,000, $80,000 and $223,000 during 1996, 1995 and 1994, respectively.

     Dealer participation reserves of approximately $0 and $146,000 as of December 31, 1996 and 1995, respectively, were the result of contracts purchased by the Company from dealerships controlled by Malvin L. Algood and Russell E. Algood. It is possible that some or all of these participation reserves may eventually be paid to these dealerships, depending upon the loss experience of the contracts purchased.

     The Company has made payments to Malvin L. Algood and Russell E. Algood or entities owned in part by them for leases of real estate, automobile storage and automobile body work. Payments made for these services were approximately $622,000, $151,000 and $158,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company is obligated under non-cancelable leases with Malvin L. Algood and Russell E. Algood, expiring through 2016, to make future minimum lease payments as follows: 1997, $484,000; 1998, $488,000; 1999, $478,000;
2000, $395,000; 2001, $380,000; 2002 and thereafter, $8,388,000.  Rent expense incurred pursuant to these leases was $340,000, $74,000 and $24,000 in 1996, 1995 and 1994, respectively.

     Prior to March 1995, Malvin L. Algood and Russell E. Algood were stockholders of an insurance company for which the Company acted as agent when selling credit related insurance products.


SECTION  16(A)  OWNERSHIP  REPORTING  COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company to file initial reports of ownership and reports of changes in ownership of the common shares of the Company. The officers and directors are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the officers and directors were complied with on a timely basis during the year ended December 31, 1996, except for a Form 3 and Form 4 required to report the designation of Donald E. Brown as a director, and the subsequent award to him of stock options, and the Form 3 required to report the designation of Martin
C. Bozarth as an executive officer. All required forms were filed by December 31, 1996.



                       2.  RATIFICATION OF SELECTION OF
                         CERTIFIED PUBLIC ACCOUNTANTS

     Subject to ratification by the shareholders, the Board of Directors has selected Ernst & Young LLP as certified public accountants for the Company for the fiscal year ending December 31, 1997. The Company has been advised by such firm that neither it nor any of its associates has any direct or material indirect financial interest in the Company. In order for Ernst & Young LLP to be ratified as the certified public accountants for the Company for the fiscal year ending December 31, 1997 a majority of the common shares represented and entitled to vote at the Annual Meeting must be affirmatively voted for approval of this proposal.

     Ernst & Young LLP has acted as certified public accountants for the Company since 1993. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions concerning their audits.

The  Board  of  Directors  recommends a vote "FOR" the ratification of Ernst &
Young  LLP  as  the  Company's  certified  public  accountants.



        3.  GRANT OF CONVERSION RIGHTS TO HOLDERS OF SUBORDINATED DEBT

PROPOSAL

     In conjunction with the Securities Purchase Agreements (as defined below), the Board of Directors has determined that it would be in the Company's best interest to vote on the convertibility feature of the Notes (as defined below). The discussion which follows concerns the background and the terms of the Company's decision to issue and sell the Notes pursuant to the Security Purchase Agreements.

TERMS  OF  THE  TRANSACTION

     On April 11, 1997, the Company entered into agreements (the "Securities Purchase Agreements") for the issuance and sale of an aggregate of $13.25 million of subordinated notes ("Notes"), which are for a term of three years, bear interest at the rate of 12% per annum, and provide for the quarterly payment of interest. Of this amount, $10 million of the Notes were issued to Capitol American Life Insurance Company, an affiliate of Conseco, Inc. ("Conseco"), $1 million of the Notes were issued to Malvin L. Algood, the Chairman, Chief Executive Officer and a significant shareholder of the Company, $750,000 of the Notes were issued to Russell E. Algood, President, Chief Operating Officer, Director and a significant shareholder of the Company, $1 million of the Notes were issued to Janet Algood, the wife of Malvin L. Algood, and $500,000 of the Notes were issued to John G. Algood, a significant shareholder and the son of Malvin L. Algood and the brother of Russell E. Algood.

     The Securities Purchase Agreements provide that the holders of the Notes may convert the principal and interest thereon into shares of the Company's common stock at a conversion rate of $3.00 per share from time to time and at anytime prior to maturity of the Notes. As of December 31, 1996, the per share net book value of the Company's common stock was $2.93. On April 11, 1997, the reported last sale price of the Company's common stock on the NASDAQ National Market System was $3.00. As of April 28, 1997, the Company had 6,022,000 shares of common stock issued and outstanding. Accordingly, assuming no changes other than the conversion of the full principal amount of the Notes as of April 28, 1997, such conversion would represent 42% of the issued and outstanding shares of the Company's common stock.

     As a condition to the Securities Purchase Agreements, the Company, Conseco and Malvin L. Algood, Russell E. Algood, John G. Algood, Janet Algood and Shirley A. Cook, who collectively own 4,072,000 shares of the Company's common stock (68% of the issued and outstanding shares of common stock of the Company as of April 28, 1997) (the "Principal Shareholders") entered into a stockholders' agreement (the "Stockholders' Agreement") whereby the Principal Shareholders will vote in favor of the election of two (2) of Conseco's director nominees and Conseco will vote all of its voting shares in favor of the election of one (1) of the Principal Shareholders' Director nominees. In addition, in the event that Conseco makes a tender offer to all of the
Company's  shareholders,  the  Principal  Shareholders  shall,  under  certain circumstances including the acceptance of the tender offer by at least twenty-five percent (25%) of the issued and outstanding shares of common stock not held by the Principal Shareholders and a minimum tender offer price, tender a quantity of shares of common stock so that the Principal Shareholders' ownership will be less than twenty percent (20%) of the issued and outstanding shares of common stock of the Company upon the completion of the tender offer. The Stockholders' Agreement also requires the Principal Shareholders to vote in favor of the convertibility feature of the Notes at the 1997 Annual Meeting. Conseco also has the right to appoint one person to act in an operations capacity for the Company.

     In conjunction with the Securities Purchase Agreements, the Company also granted certain registration rights to Note holders with respect to the shares issuable upon the conversion of Conseco's Notes and the Company entered into employment agreements with Malvin L. Algood and Russell E. Algood. See "Executive Compensation - Employment Agreements".


BACKGROUND  FOR  THE  TRANSACTION

     On January 17, 1996, as a result of higher charge-offs and delinquencies, the Company was notified by General Electric Capital Corporation ("GE Capital"), its primary lender, of an event of default under the terms of its loan and security agreement (the "Agreement") for the Company's revolving line of credit (the "Line"). On March 20, 1996, the Company and GE Capital signed a letter agreement (the "Forbearance Agreement") whereby GE Capital agreed to forbear from exercising its rights under the Agreement. The Forbearance Agreement, as amended, remained in effect until April 11, 1997, when it was superseded by a new agreement as discussed below.

     In 1996, despite upgrading its management information systems, hiring additional support personnel and implementing other changes in operations, the Company continued to experience higher than anticipated charge-offs, although delinquencies were reduced to significantly lower levels. The higher than anticipated charge-offs in 1996 were due primarily to the continuing effects of contracts acquired by the Company during 1995, as well as to continuing adverse charge-off trends in the industry.

     During the fourth quarter of 1996, as a result of higher than anticipated charge-offs, the Company began to experience tightening liquidity. Charge-offs have the effect of reducing contracts receivable, and therefore reducing permitted borrowings under the Line, without generating cash to repay borrowings under the Line. As a result of tightening liquidity and the Company's unprofitable operating results in the third and fourth quarter of 1996, GE Capital began to exert pressure on the Company to reduce borrowings under the Line. As a result of such concerns, the Company took a number of actions during the fourth quarter of 1996 and through April 1997 to deal with this situation.

     The Company reduced the volume of contracts acquired from dealers. This reduction limited the need for cash to make advances to dealers and was accomplished by a further tightening of the Company's credit guidelines. The Company sold contracts receivable in a manner consistent with its business strategy of exiting certain markets. Substantially all of the Company's contracts receivable in Missouri, Michigan, Virginia, Illinois and Arizona have been sold and proceeds from the sale were used to reduce borrowings under the Line. Finally, the Company's decision at the end of the third quarter of 1996 to dispose of a significant portion of its repossession inventory through wholesale channels provided cash during the fourth quarter of 1996 and in 1997 to help provide additional liquidity.

     Such measures were not, however, sufficient. Accordingly, the Company began to borrow funds from the Principal Shareholders on a short-term basis. All of such loans were evidenced by promissory notes payable upon demand and bearing interest at the rate of 12.00% per annum. The Company borrowed a total of $3.25 million from the Principal Shareholders through April 11, 1997, net of repayments.

     Prior to the Company's agreement with Conseco, the Company explored various alternative financing sources for both an infusion of capital and a replacement of the Line. However, in connection with the Securities Purchase Agreements with Conseco, the Company was able to secure the New Line (as defined below) pursuant to the Restated Agreement (as defined below). The Company believes that the Securities Purchase Agreements with Conseco were the best available to the Company given its time constraints and its ability to obtain an infusion of capital while restructuring the Line.

     Accordingly, the Company entered into the Securities Purchase Agreements under which $10 million of subordinated notes were issued to Conseco. Proceeds were used by the Company to repay borrowings under the Line.

     As a condition to the Securities Purchase Agreement with Conseco, the Company was required to place the indebtedness of the Principal Shareholders on a parity with the rights of Conseco. As set forth above, the Company had borrowed money from the Principal Shareholders and their relatives in the form of unsecured demand notes bearing interest at 12.00%. As a consequence of the Conseco agreement, all of the unsecured demand notes were exchanged for Notes.

     As a result of the reduction in the volume of contracts acquired from dealers, the sale of a portion of the Company's portfolio of contracts receivable, the $3.25 million borrowed from Principal Stockholders and their relatives, the issuance of the $10.0 million convertible subordinated debt to Conseco and the wholesaling of repossession inventory, all as described above, borrowings under the Line were reduced from $94.0 million as of year end 1996 to approximately $43.0 million as of April 14, 1997.

     As indicated above, the Company also entered into an Amended and Restated Motor Vehicle Installment Contract Loan and Security Agreement ("Restated Agreement") with GE Capital in connection with the issuance of the Notes. Under the terms of the Restated Agreement the Company is permitted to borrow up to the lesser of $70.0 million or 78% of Contracts Receivable (the "New Line"), subject to certain limitations. The Restated Agreement includes a number of financial and operating covenants including a prohibition on the payment of dividends and the requirement that any new branch offices to be opened by the Company be approved in advance by GE Capital. The interest rate on the New Line is one-month LIBOR plus 4.50%. A $350,000 line fee was paid to GE Capital in connection with the New Line. The Restated Agreement waived all defaults which had existed under the previous Agreement and Forbearance Agreement between the Company and GE Capital.

CONVERTIBILITY

     Pursuant to the agreements under which the Notes were issued, the holders of the Notes were granted the right to convert the same into shares of the Company's common stock at a conversion rate of $3.00 per share from time to time and at anytime prior to maturity of the Notes. The Notes transaction contemplates the submission of the conversion feature of the Notes for approval by the shareholders of the Company. The Company believes that the issuance of the Notes, including the convertibility feature, is a key component of the Company's business plan in that the issuance of the Notes was instrumental in securing the New Line and providing operating capital.


BOARD  RECOMMENDATION

     Pursuant to the information set forth, the Board of Directors recommends a vote "FOR" the granting of conversion rights to the holders of $13.25 million of subordinated notes issued by the Company.



                              4.  OTHER BUSINESS

     As of the date of this proxy statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. If (a) any matters not within the knowledge of the Board of Directors as of the date of this proxy statement should properly come before the meeting; or (b) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; or (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the meeting; or (d) any matters should arise incident to the conduct of the meeting; then the proxies will be voted in accordance with the recommendations of the Board of Directors of the Company.

Form  10-K

     A copy of the General Acceptance Corporation annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to: General Acceptance Corporation, ATTN: Martin Bozarth, 1025
Acuff  Road,  Bloomington,  Indiana    47404.


By  Order  of  the  Board  of  Directors




June  15,  1997